                                  RESTATED

                        CERTIFICATE OF INCORPORATION

                                     OF

                           THE GRAND UNION COMPANY

           Pursuant to Section 245 of the General Corporation Law
                          of the State of Delaware

         THE GRAND UNION COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), DOES HEREBY CERTIFY:

         1. The name of the Corporation is The Grand Union Company and the date of filing of its original Certificate of Incorporation in the office of the Secretary of State was May 17, 1928.

         2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

         FIRST: The name of the Corporation is THE GRAND UNION COMPANY (hereinafter called the "Corporation").

         SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation



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may be organized under the General Corporation Law of the State of Delaware
(the "DGCL").

         FOURTH: (A) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 70,000,000, of which 10,000,000 shares shall be Preferred Stock of the par value of $1.00 per share and 60,000,000 shares shall be Common Stock of the par value of $.01 per share.

         (B) The Board of Directors is expressly authorized, by resolution or resolutions, to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the DGCL and as are consistent with paragraph (C) of this Article FOURTH. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the holders of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

         (C) The Corporation is subject to the requirements of Section 1123(a)(6) of the United States Bankruptcy Code (11 U.S.C. 1123(a)(6)) ("Section 1123(a)(6)") and shall be prohibited from issuing any nonvoting equity securities, and shall, at all times, provide, as to the several classes of securities from time-to-time possessing voting power, an appropriate distribution of power among such classes. A Preferred Stock Designation shall not authorize the issuance of such nonvoting equity securities, and shall include in its provisions, if the class designated by such Preferred Stock Designation has a preference in respect of dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends consistent with the requirements of Section 1123(a)(6).

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         FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation:

         (1) Election of directors of the Corporation need not be by written ballot unless the By-Laws so provide.

         (2) All the powers of this Corporation, insofar as the same may be lawfully vested by this Restated Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this Corporation. In furtherance and not in limitation of that power the Board of Directors is authorized to make, adopt, alter, amend and repeal from time to time the By-Laws of the Corporation, by vote of a majority of the directors present at any regular meeting of the Board, or at any special meeting of the Board, provided that notice of such proposed alternation, amendment, repeal or adoption of new By-Laws is given in the notice of such special meeting, or by written consent without a meeting signed by all directors. The power of the Board of Directors to adopt, amend or repeal By-Laws is subject to the right of stockholders entitled to vote with respect thereto to alter and repeal By-Laws made by the Board of Directors.

         (3) The Corporation shall, to the maximum extent permitted from time to time under the DGCL, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgment, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law,

                                      3



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agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph (3) of ARTICLE FIFTH shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph (3) of ARTICLE FIFTH shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

         (4) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL at the time such liability is determined. No amendment or repeal of this paragraph (4) of ARTICLE FIFTH shall apply to or have any effect on the liability or alleged liability to any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         SIXTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights preferences and privileges of whatever nature conferred upon stockholders, directors or any other persons whomsoever, by and pursuant to this Restated Certificate of Incorporation in its present form or as amended are granted subject to this reservation.

         SEVENTH: (1) In addition to any affirmative vote required by law or this Certificate of Incorporation or the By-laws of the Corporation, and except as otherwise expressly provided in Section 2 of this Article, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Stockholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of not less than seventy-five percent (75%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by such Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

         (2) The provisions of Section 1 of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the By-laws of the Corporation, or any agreement with any national securities exchange or the Nasdaq National Market, if all of the conditions specified in either of the following Paragraphs (a) or (b) are met, or in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation's outstanding Capital Stock (as hereinafter defined), if the conditions specified in the following Paragraph (a) are met:

                           (a) The Business Combination shall have been
                  approved, either specifically or as a transaction which is within an approved category of transactions, by a majority (whether such approval is made prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined).

                           (b) All of the following conditions shall have
                  been met; provided, however, that for purposes of all calculations set forth in this Section 2(b), all acquisitions of Preferred Stock or Common Stock by Trefoil Capital Investors II, L.P. and GE Investment Private Placement Partners II, A Limited Partnership (collectively, the "Purchasers") pursuant to the Stock Purchase Agreement dated July 30, 1996 (the "Stock Purchase Agreement") and all acquisitions of Common Stock by the Purchasers upon the conversion of such Preferred Stock will be excluded:

                           (i) The aggregate amount of cash and the Fair
                  Market Value (as hereinafter defined), as of the date of the consummation

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                  of the Business Combination, of consideration other than
                  cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the amount determined under clause (A) below:

                                    (A) (if applicable) the highest per
                           share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock
                           (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or
                           (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock.

                           (ii) The aggregate amount of cash and the Fair
                  Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common Stock, shall be at least equal to the amount determined under clause (A) below:

                                    (A) (if applicable) the highest per
                           share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock
                           (x) within the two-year period immediately prior to the

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


                           Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock.

                           (iii) The consideration to be received by holders
                  of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

                           (iv) If a proxy or information statement is
                  required to be mailed pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") (or any subsequent provisions replacing such Exchange Act, rules or regulations), a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination.

         (3) The following definitions shall apply with respect to this
Article:

                  (a) The term "Business Combination" shall mean, with respect to any particular Interested Stockholder, any event described in clauses (i), (ii) or (iii) of this Section 3(a) which occurs

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


         during the two-year period commencing on the date on which the Interested Stockholder becomes an Interested Stockholder:

                           (i) any merger or consolidation of the
                  Corporation or any Subsidiary (as hereinafter defined) with (x) any Interested Stockholder or (y) any other corporation (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

                           (ii) any merger or consolidation of the
                  Corporation with any of its Subsidiaries that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                           (iii) any agreement, contract or other
                  arrangement providing for any one or more of the actions specified in the foregoing clauses (i) or (ii).

                  (b) The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article Fourth of this Certificate of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

                  (c) The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

                  (d) The term "Interested Stockholder" shall mean any person (other than the Corporation or any

                                      8



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         Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing fifty percent (50%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock. For purposes of this Article, the Purchasers will not be considered an Interested Stockholder with respect to any acquisition of Preferred Stock pursuant to the Stock Purchase Agreement or with respect to the acquisition of Common Stock by the Purchasers upon the conversion of such Preferred Stock.

                  (e) A person shall be a "beneficial owner" of any Capital Stock (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (ii) which such person or any of its Affiliates or Associates has, directly or indirectly,
         (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purpose of determining whether a person is an Interested Stockholder pursuant to Paragraph (d) of this Section (3), the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph (e) of Section (3), but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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                  (f) The terms "Affiliate" and "Associate" shall have the
         respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

                  (g) The term "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph (d) of this Section (3), the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.

                  (h) The term "Continuing Director" means any member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that an Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors. For purposes of this Article, Roger Stangeland will be considered a Continuing Director.

                  (i) "Fair Market Value" means (i) in the case of cash, the amount of such cash; (ii) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed

                                     10


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         on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (iii) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

                  (j) in the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs (b)(i) and (b)(ii) of Section
         (2) of this Article shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

         (4) A majority of the Continuing Directors shall have the power and duty to determine for the purpose of this Article, on the basis of information known to them after reasonable inquiry, all questions arising under this Article, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Capital Stock or other securities beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, and (iv) whether a proposed action is with, or proposed by, or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder. Any such determination made in good faith shall be binding and conclusive on all parties.

         (5) Nothing contained in this Article shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

         (6) The fact that any Business Combination complies with the provisions of Section (2) of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of

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the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or actions and responses taken with respect to, such Business Combination.

         (7) For the purposes of this Article, a Business Combination is presumed to have been proposed by, or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would become such if (i) after the Interested Stockholder became such, the Business Combination is proposed following the election of any director of the Corporation who, with respect to such Interested Stockholder, would not qualify to serve as a Continuing Director or (ii) such Interested Stockholder, Affiliate, Associate or person votes for or consents to the adoption of any such Business Combination, unless as to such Interested Stockholder, Affiliate, Associate or person, a majority of the Continuing Directors makes a good faith determination that such Business Combination is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.

         (8) Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of not less than seventy-five percent (75%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by such Interested Stockholder, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article; provided, however, that this Section (8) shall not apply to, and such seventy-five percent (75%) vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board of Directors if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Section (3), Paragraph
(h) of this Article.

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         4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

         5. This Restated Certificate of Incorporation shall be effective upon the filing hereof.

         IN WITNESS WHEREOF, The Grand Union Company has caused this Restated Certificate of Incorporation to be signed on its behalf by Jeffrey
P. Freimark, its Executive Vice President and Chief Financial Officer, and attested to by Donald C. Vaillancourt, its Secretary, this 10th day of September, 1998.

                                    THE GRAND UNION COMPANY



                                    By:  /s/ Jeffrey P. Freimark
                                       -------------------------------------
                                         Jeffrey P. Freimark, Executive Vice
                                         President and Chief Financial
                                         Officer



Attest:

 /s/ Donald C. Vaillancourt
---------------------------------
Donald C. Vaillancourt, Secretary





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